EXHIBIT 99.1


     [LOGO OF ICG COMMUNICATIONS, INC.]



     ICG Communications, Inc. Announces $200 Million Offering of Senior Discount
                        Notes and Exchangeable Preferred Stock

          ENGLEWOOD, Colo., Feb. 24 /PRNewswire/ -- ICG Communications, Inc. (AMEX: ICG), today announced that ICG Holdings, Inc. ("Holdings"), a subsidiary of ICG, is offering approximately $100 million of Senior Discount Notes and $100 million of Exchangeable Preferred Stock.

          The Senior Discount Notes are ten-year notes maturing in the year 2007, will pay no interest in cash for the first five years, and are guaranteed on a senior unsecured basis by ICG.

          The Preferred Stock will be mandatorily redeemable in 2008, and is exchangeable prior to that time, at the option of Holdings, into Senior Subordinated Exchange Debentures which would be guaranteed on an unsecured basis by ICG. Dividends on the Preferred Stock will be cumulative from the date of issuance and payable in cash or, at the option of Holdings, in additional shares of Preferred Stock for the first five years.

          Proceeds from the offering will be used for general corporate purposes, including funding the expansion of ICG's networks, which may include acquisitions, and to further improve its operating and financial flexibility over the near term.

          The Senior Discount Notes and Preferred Stock being offered will not be, and have not been, registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

          ICG is a leading national competitive local exchange carrier ("CLEC") publicly traded on the American Stock Exchange under the symbol "ICG." The operations of ICG Communications, Inc. consist of Telecom Services provided primarily through ICG Telecom Group, Inc., Network Services provided primarily through ICG Fiber Optic Technologies, Inc. ("FOTI"), and Satellite Communications Services provided primarily through ICG Satellite Services, Inc. ICG Telecom Group, Inc. is ICG's CLEC and enhanced services business. ICG Fiber Optic Technologies, Inc. provides network integration and support services. ICG Satellite Services, Inc., provides maritime telecommunications network and international end-to-end voice and data services, and operates VSAT (very small aperture terminal) private data networks.

     SOURCE  ICG Communications, Inc.
          -0-                                     02/24/97
          /CONTACT: Media: Tom Rafferty, 303-572-2094, or Investors: Steve Smith, 303-575-6595 of ICG Communications/
          (ICG)

                                         -0-



                  9605 East Maroon Circle Englewood, Colorado 80112
                    P.O. Box 6742 Englewood, Colorado 80155-6742
                                     303 572-5960